Exhibit 99.1

Citius Oncology Announces Pricing of

$9.0 Million Public Offering

CRANFORD, N.J., July 16, 2025 /PRNewswire/ -- Citius Oncology, Inc. (“Citius Oncology” or the “Company”) (Nasdaq: CTOR), a majority-owned subsidiary of Citius Pharmaceuticals, Inc. (Nasdaq: CTXR), today announced the pricing of its “reasonable best-efforts” public offering of 6,818,182 shares of common stock of the Company and warrants to purchase shares of common stock at a public offering price of $1.32 per share. The warrants will have an exercise price of $1.32 per share, will be immediately exercisable upon issuance, and will expire five years from the date of issuance. Gross proceeds from the offering, before deducting placement agent fees and other estimated offering expenses, are expected to be approximately $9.0 million.

Maxim Group LLC is acting as sole placement agent in connection with the offering.

The Company intends to use the net proceeds from the offering primarily to support the commercialization of LYMPHIR, including milestone, royalty, or other payments pursuant to existing license agreements, as well as for working capital and general corporate purposes. The offering is expected to close on or about July 17, 2025, subject to the satisfaction of customary closing conditions.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-288656), as amended, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on July 14, 2025, and was declared effective by the SEC on July 16, 2025. A final prospectus relating to the offering will be filed with the SEC, and once available, may be obtained on the SEC’s website at http://www.sec.gov. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, when available, may also be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Citius Oncology, Inc.

Citius Oncology, Inc. (Nasdaq: CTOR) is a platform to develop and commercialize novel targeted oncology therapies. In August 2024, its primary asset, LYMPHIR, was approved by the FDA for the treatment of adults with relapsed or refractory CTCL who had had at least one prior systemic therapy. Management estimates the initial market for LYMPHIR currently exceeds $400 million, is growing, and is underserved by existing therapies. Robust intellectual property protections that span orphan drug designation, complex technology, trade secrets and pending patents for immuno-oncology use as a combination therapy with checkpoint inhibitors would further support Citius Oncology’s competitive positioning. For more information, please visit www.citiusonc.com.

About Citius Pharmaceuticals, Inc.

Citius Pharmaceuticals, Inc. (Nasdaq: CTXR) is a biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products. In August 2024, the FDA approved LYMPHIR, a targeted immunotherapy for an initial indication in the treatment of cutaneous T-cell lymphoma. Citius Pharma’s late-stage pipeline also includes Mino-Lok®, an antibiotic lock solution to salvage catheters in patients with catheter-related bloodstream infections, and CITI-002 (Halo-Lido), a topical formulation for the relief of hemorrhoids. A Pivotal Phase 3 Trial for Mino-Lok and a Phase 2b trial for Halo-Lido were completed in 2023. Mino-Lok met primary and secondary endpoints of its Phase 3 Trial. Citius is actively engaged with the FDA to outline next steps for both programs. Citius Pharmaceuticals owns 92% of Citius Oncology. For more information, please visit www.citiuspharma.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius Pharma or Citius Oncology. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price, and includes all statements related to the completion of the offering, the satisfaction of customary closing conditions related to the offering, and the intended use of net proceeds from the offering. Factors that could cause actual results to differ materially from those currently anticipated, and, unless noted otherwise, that apply to Citius Pharma and Citius Oncology, are: risks related to the closing of the offering; our ability to commercialize LYMPHIR and any of our other product candidates that may be approved by the FDA; our need for substantial additional funds; Citius Pharma’s ability to maintain compliance with Nasdaq’s continued listing requirements; the estimated markets for our product candidates and the acceptance thereof by any market; our ability to successfully implement and maintain distribution agreements with current or other future distribution partners; potential disruptions or performance issues involving third-party logistics providers; the ability of our product candidates to impact the quality of life of our target patient populations; risks relating to the results of research and development activities, including those from our existing and any new pipeline assets; our dependence on third-party suppliers; our ability to procure cGMP commercial-scale supply; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; the early stage of products under development; market and other conditions; risks related to our growth strategy; patent and intellectual property matters; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by any future public health risks. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in Citius Oncology’s Annual Report on Forms 10-K for the year ended September 30, 2024, filed with the SEC on December 27, 2024, as amended on January 27, 2025, and as updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact:

STiR-communications

Greg Salsburg

Greg@STiR-communications.com